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                                                                    EXHIBIT 3.25






                              Novelis Technology AG
                      Neuhausen am Rheinfall / Switzerland


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                             ARTICLES OF ASSOCIATION













             Translation of the original German text, which prevails


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                              I. GENERAL PROVISIONS


ARTICLE 1

A company limited by shares is registered, in accordance with Article 620 et seq. of the Swiss Code of Obligations, under the name of Novelis Technology AG (Novelis Technology SA, Novelis Technology Ltd) with legal domicile in Neuhausen am Rheinfall (Switzerland).


ARTICLE 2

(1)The purpose of the Company is the provision of services (such as co-ordination, supervision, research, planning, promotion, construction, project-implementation, management, operation, administration, consulting, trade, transportation etc.) to the benefit of affiliates and third parties, in the field of mining, electro-chemistry, metallurgy and processing of metal, especially aluminium and its alloys, as well as in related fields and trading such products.

(2)The Company is entitled to acquire and sell, manage and to dispose of intellectual property rights and related rights. The Company is also entitled to acquire, pledge, administer and sell real property and participations in enterprises. The Company can establish branch offices and subsidiary companies in and outside of Switzerland. Furthermore, the Company can perform any activity directly or indirectly connected with the aforementioned purposes.

(3)The Company is also entitled to grant financing, in the form of loans or all kind of securities, to third parties, including but not limited to shareholders holding directly or indirectly the Company or to affiliates of such shareholders. Such financing needs not to be provided against consideration.


ARTICLE 3

The duration of the Company is unlimited


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                       II. SHARE CAPITAL AND STOCK LEDGER


ARTICLE 4

(1)The share capital of the Company is CHF 500,000 and is divided into 500 registered shares with a par value of CHF 1,000 each. The share capital is fully paid in.

(2)On direction of the Board of Directors, the Company may issue certificates embodying one or more shares.

(3)The Shareholders' Meeting is entitled to fractionize shares to a smaller par value or to merge shares to a higher par value. The Shareholders' Meeting may, at any time, convert registered shares into bearer shares or bearer shares into registered shares; in case of conversion into registered shares the Shareholders' Meeting may decide to restrict the transferability of the registered shares.


ARTICLE 5

(1)The Company keeps a share ledger listing the shareholders and usufructuaries.

(2)Persons who do expressly declare in the entry application that they hold the shares on their own account will be entered with voting rights in the share ledger. After interviewing registered shareholders, the Board of Directors is entitled to delete entries from the share register, with retroactive effect from the date of entry, should these have been obtained by misrepresentation. The affected shareholder must be immediately informed of the deletion.


                        III. ORGANIZATION OF THE COMPANY


ARTICLE 6

The bodies of the Company are

A.  Shareholders' Meeting

B.  Board of Directors

C.  Statutory Auditors



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                            A. SHAREHOLDERS' MEETING

ARTICLE 7

(1)The supreme corporate body of the Company is the Shareholders' Meeting. It has the inalienable powers according to Article 698 para 2 of the Swiss Code of Obligations.

(2)The Shareholders' Meeting is called by the Board of Directors, if necessary, by the Auditors or, where required, by the Liquidators, designating the place of such Meeting. A Shareholders' Meeting can also be called if one or more shareholders representing together at least 10% of the share capital request a calling of a Shareholders' Meeting in written form listing thereon the items and the motions.

(3)The Shareholders' Meeting shall be called at the latest twenty (20) days prior to the day of the Meeting by publication according to Article 22 of these articles of association. The calling shall state the agenda items as well as the motions of the Board of Directors and of the shareholders who have requested the holding of a Shareholders' Meeting or the inclusion of an item in the agenda according to Article 699 para 3 of the Swiss Code of Obligations.

(4)No resolutions may be passed on motions concerning agenda items which have not been duly announced (with the exception in case of a Shareholders' Meeting in accordance with Article 701 of the Swiss Code of Obligations); excepted are motions for the calling of an Extraordinary Shareholders' Meeting or the initiating of a special audit.

(5)The making of motions within the scope of agenda items and the discussion without the passing of resolutions do not require announcement in advance.


ARTICLE 8

Each shareholder is entitled to participate in the Shareholder Meeting and to vote. Each share entitles to one vote. A shareholder may be represented at the Shareholders' Meeting by another shareholder or by a third person who does not have to be a shareholder. The representative needs a proxy in writing. The Board of Directors determines the validity of the appointment of the proxy.


ARTICLE 9

The ordinary Shareholders' Meeting shall take place annually within six months after the close of the business year. Extraordinary Shareholders' Meetings shall be called according to need.


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ARTICLE 10

(1)The chairman or in his absence another member of the Board of Directors or a chairman for the day elected by the Shareholders' Meeting shall preside over the Shareholders' Meeting. The chairman designates a secretary.

(2)The Board of Directors shall take the necessary measures to ascertain the voting rights.


ARTICLE 11

(1)Minutes are kept of the proceedings by a secretary (who need not be a shareholder) designated by the Board of Directors. The minutes shall be signed by the Chairman and the Secretary.

(2)These minutes shall include:

         1. the number, type, par value and classes of shares, represented by shareholders, corporate bodies, independent proxies of voting rights and proxies for deposited shares;

         2.       the resolutions and results of elections;

         3.       the requests for information and the respective replies;

         4.       the statements for the record made by the shareholders.

(3)The shareholders have the right to inspect the minutes.


ARTICLE 12

(1)To the extent that the law or the Articles of Association do not provide otherwise, the Shareholders' Meeting passes its resolutions and carries out the elections by absolute majority of the votes of the shares present or represented.

(2)The powers and the organization of the Shareholders' Meeting shall be governed by Articles 698-705 of the Swiss Code of Obligations.



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                              B. BOARD OF DIRECTORS


ARTICLE 13

(1)The Board of Directors of the Company shall be composed of at least three members who must be shareholders. The members of the Board of Directors shall be elected at the ordinary Shareholders' Meeting for a term of one year. The term of office of the members of the Board of Directors expires at the date of the next ordinary Shareholders' Meeting except for prior resignation by or removal of a member. New members of the Board of Directors shall succeed in the term of office of the members which they replace.

(2)The Board of Directors constitutes itself. It determines who shall be its chairman and its secretary who may be appointed ad hoc as minutes' keeper who need not be a member of the board.

(3)To the extent that the management regulations do not provide otherwise, the members of the Board of Directors and of other managing bodies shall have joint signature power by two.


ARTICLE 14

The board of directors meets as often as the business of the company requires, by invitation of the chairman or one of his representatives. Any member of the board of directors may, stating the reasons, request the chairman to immediately call a meeting.


ARTICLE 15

(1)The Board of Directors is responsible for all matters which by law or the Articles of Association are not assigned to the Shareholders' Meeting.

(2)The Board of Directors has the following non-transferable and inalienable duties:

1. the ultimate management of the Company and the giving of the necessary directives;

2.       the establishment of the organization;

3. the structuring of the accounting system and of the financial controls as well as the financial planning in so far as this is necessary for the management of the Company;



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4.       the appointment and removal of the persons entrusted with the management and the representation;

5. the ultimate supervision of the persons entrusted with the management, in particular, in view of compliance with the law, the Articles of Association, regulations and directives;

6. the preparation of the business report as well as the preparation of the Shareholders' Meeting and the implementation of its resolutions;

7.       the notification of the judge in case of overindebtedness.

(3)The Board of Directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. It shall provide for adequate reporting to its members.


ARTICLE 16

(1)The board of directors has a quorum if the absolute majority of its members are present. The board of directors adopts its resolutions according to the majority of votes cast.

(2)Resolutions may be adopted by way of circulation, unless a member requests discussion.


ARTICLE 17

(1)The board of directors regulates its organization and passing of resolutions in management regulations. The meeting chairman has no casting vote according to
Article 713, para. 1 CO.

(2)The Board of Directors may fully or partially delegate the management to individual members or third parties in accordance with management regulations. The Board of Directors may delegate the power of representation to one or several members (managing director) or third parties which do not have to be shareholders (managers). At least one member of the Board of Directors must be empowered to represent the Company. Reserved are in any case the non-transferable and inalienable duties of the Board according to Article 716a of the Swiss Code of Obligations.

(3)The Board of Directors shall adopt the necessary regulations.



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                              C. STATUTORY AUDITORS


ARTICLE 18

(1)The Shareholders' Meeting shall elect one or more individuals or legal entities as Statutory Auditors for each business year. The Auditors must have the specific prerequisite provided for by the law and be independent from the Company.

(2)Rights and duties of the Statutory Auditors shall be determined by legal provisions.



                       IV. BUSINESS YEAR, BUSINESS REPORT,
                              ALLOCATION OF PROFITS


ARTICLE 19

(1)The business year of the Company shall be determined by the Board of Directors.

(2)The Board of Directors prepares for each year a business report which is composed of the annual financial statements (profit and loss statement, balance sheet and attachment), as well as the annual report.

(3)The business report and the Auditors' report shall be made available for inspection at the Company's domicile no later than twenty (20) days prior to the ordinary Shareholders' Meeting.


ARTICLE 20

The balance sheet income is at the disposal of the Shareholders' Meeting which may allocate it at its discretion within the limits prescribed by the law.



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                         V. DISSOLUTION AND LIQUIDATION


ARTICLE 21

(1)The dissolution of the Company is governed by the provisions of the law.

(2)In case of dissolution, the liquidation shall be carried out by the Board of Directors or by a liquidator appointed by the Shareholders' Meeting.

(3)The liquidation of the Company shall take place in accordance with Article 742 ss. of the Swiss Code of Obligations. The liquidator is authorized to dispose of the assets (including real estate) by way of private sale.

(4)After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid in.



                       VI. PUBLICATIONS AND ANNOUNCEMENTS

ARTICLE 22

Announcements to the shareholders shall be made by letters to the addresses recorded in the share register or by publication in the Swiss Official Gazette of Commerce unless mandatory provisions of the law provide otherwise.


ARTICLE 23

Publications of the Company shall be made in the Swiss Official Gazette of Commerce, the Company's organ of publication.


ARTICLE 24

(1)In accordance with the Demerger Agreement entered into by the Company and Alcan Aluminium Technology & Management AG, Neuhausen am Rheinfall, on November 30, 2004, the Company acquires from Alcan Technology & Management AG, Neuhausen am Rheinfall as of the date of the capital increase (December 13, 2004) assets and liabilities as defined in the demerger balance sheet, dated September 30, 2004. The total value of these assets and liabilities is CHF 514,825. By way of consideration the Company distributes to its shareholders 400 registered shares in the Company, fully paid up, with a total aggregate nominal value of CHF 400,000. The difference in the amount of CHF


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114,825 resulting from the total aggregate nominal value of the shares issued and the net book value of the contribution in kind shall be allocated to the reserves.





Zurich, December 13, 2004


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